For additional information, contact:
T. Heath Fountain
Chief Executive Officer
229-426-6000, extension 6012

COLONY BANKCORP REPORTS FOURTH QUARTER AND YEAR ENDED 2022 RESULTS
DECLARES QUARTERLY CASH DIVIDEND OF $0.11 PER SHARE

FITZGERALD, GA. (January 26, 2023) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported financial results for the fourth quarter of 2022 and for the year ended December 31, 2022. Financial highlights are shown below.

Financial Highlights:

•Net income increased to $5.6 million, or $0.31 per diluted share, for the fourth quarter of 2022, compared to $5.3 million, or $0.30 per diluted share, for the third quarter of 2022, and $4.2 million, or $0.30 per diluted share, for the fourth quarter of 2021.
•Operating net income of $5.6 million, or $0.31 per diluted share remained stable for the fourth quarter of 2022 as compared to $5.3 million, or $0.30 per diluted share, for the third quarter of 2022, and $5.2 million, or $0.40 per diluted share, for the fourth quarter of 2021 (see Reconciliation of Non-GAAP Measures).
•The tax rate for the quarter was meaningfully lower than trend due to the Company’s $500,000 contribution in a Georgia tax credit program with local hospitals. The tax rate for 2023 is estimated to be 18%.
•Provision for loan losses of $900,000 was recorded in fourth quarter of 2022, compared to $1.3 million in the third quarter of 2022, and $50,000 recorded in fourth quarter of 2021.
•Total loans were $1.74 billion at December 31, 2022, an increase of $150.5 million, or 9.49% from the prior quarter.
•Mortgage production was $92.6 million, and mortgage sales totaled $38.1 million in the fourth quarter of 2022 compared to $99.4 million and $68.5 million, respectively, for the third quarter of 2022. For the twelve months ended December 31, 2022, mortgage production was $402.9 million and mortgage sales totaled $280.1 million.
•Small Business Specialty Lending (“SBSL”) closed $29.0 million in Small Business Administration (“SBA”) loans and sold $18.0 million in SBA loans in the fourth quarter of 2022 compared to $19.4 million and $14.8 million, respectively, for the third quarter of 2022. For the twelve months ended December 31, 2022, SBA loans closed were $75.1 million and SBA loans sold were $64.5 million.
.

The Company also announced that on January 26, 2023, the Board of Directors declared a quarterly cash dividend of $0.11 per share, to be paid on its common stock on February 23, 2023, to shareholders of record as of the close of business on February 9, 2023. The Company had 17,598,123 shares of its common stock outstanding as of January 25, 2023.

In addition, the Company announced today that Terry L. Hester passed away on January 22, 2023. Terry began his career with Colony in 1978 and served as Executive Vice President and Chief Financial Officer at the time of his retirement in 2019. He was currently serving on the Board of Directors of the Company.

Today the Company also announced that Chief Financial Officer Andy Borrmann is leaving the Company to pursue other career opportunities. The Company has appointed Chief Executive Officer T. Heath Fountain to the additional role of Acting Chief Financial Officer of the Company, and current Chief Accounting Officer, Derek Shelnutt to the additional role of Acting Chief Financial Officer of Colony Bank. Shelnutt joined the Company in September of 2020, and has served in many roles in the treasury and finance areas, including Controller and Treasurer, before being named Chief Accounting Officer in May of 2022. He is a Certified Public Accountant and has experience in both banking and public accounting. The Company has initiated a search process for a new Chief Financial Officer.

Fountain continued, “I would like to thank Andy Borrmann for his contributions to the Company since joining us in 2021 through the SouthCrest merger. Andy has contributed significantly to our success, and we wish him well in his future endeavors.”

Commenting on today’s announcement, Heath Fountain, Chief Executive Officer, said, “We were also saddened to learn the recent news of the passing of our director Terry Hester. Our deepest sympathies go out to his family. Terry’s hard work ethic and dedication will leave a long lasting impact on the Colony team. He will be sorely missed by his colleagues in the Company and throughout the banking industry.”

Fountain added, “We are pleased to announce improved results for the 4th quarter of 2022. We continued to experience strong loan growth during the quarter. Our mortgage team also continued to deliver strong production, despite the higher interest environment we experienced in the late third and early fourth quarters. However, as mortgage rates rose, adjustable rate portfolio loan products became more attractive, and our production efforts shifted more toward this portfolio, meaningfully decreasing our secondary market production and thus our gain on sales revenue included within mortgage fee income for the quarter.”

“Earnings quality has also improved during the year, with 93% of our year to date earnings coming from the core bank as compared to 75% in 2021 and 2020. Investments in new lines of business continued to be a short term drag on earnings, reducing our return on assets by approximately 6 basis points in the fourth quarter and 4 basis points year to date.”

“Net interest margin decreased slightly during the quarter as we funded some of our loan growth with higher cost borrowings. We are pleased that we were able to grow core deposits during the quarter 2.5% in a very challenging rate environment. We have placed our bankers’ focus on growing deposits, and we believe our strong retail banking center footprint, combined with our enhanced calling efforts, can continue to profitably fund our loan growth.”

“We expect loan growth to slow considerably in the coming quarters, and should be more in line with our long term goal of 8 - 12% by the second half of the year. We are seeing our loan pipelines decrease as we continue to increase loan pricing, maintain strong credit standards and shift our focus away from commercial real estate lending. We continued to see strong asset quality, as nonperforming loans to total loans remained stable and levels of criticized and classified loans decreased.”

Balance Sheet

•Total assets were $2.94 billion at December 31, 2022, an increase of $130.7 million from September 30, 2022.
•Total loans, including loans held for sale, were at $1.75 billion at December 31, 2022, an increase of $144.3 million from the quarter ended September 30, 2022.
•Total deposits were $2.49 billion and $2.41 billion at December 31, 2022 and September 30, 2022, respectively, an increase of $81.3 million.
•Total borrowings at December 31, 2022 totaled $203.4 million, an increase of $45.0 million or, 28.4%, compared to September 30, 2022 related to additional Federal Home Loan Bank advances and borrowings from the Federal Reserve Bank.

Capital

•Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be considered as “well-capitalized.”
•Preliminary tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio were 9.21%, 12.54%, 15.16%, and 11.39%, respectively, at December 31, 2022.

Fourth Quarter and December 31, 2022 Year to Date Results of Operations

•Net interest income, on a tax-equivalent basis, for the fourth quarter of 2022 totaled $21.5 million, compared to $19.2 million for the fourth quarter of 2021. Net interest income, on a tax-equivalent basis, for the twelve months ended December 31, 2022 totaled $81.1 million, compared to $66.7 million for the twelve months ended December 31, 2021. The increase during the quarter and twelve months ended December 31, 2022 compared to the same periods in 2021 is primarily attributable to increases in loan volume and purchases of investment securities, offset by increases in deposit rates and increases in borrowings to fund loan growth.

•Net interest margin for the quarter increased 7 basis points from the fourth quarter of 2021. This is primarily due to the purchase of higher yielding investment securities and an increase in rates paid on deposits with the Federal Reserve, partially offset by an increase in deposit rates and volume along with an increase in borrowings. Net interest margin for the twelve months ended December 31, 2022 decreased 19 basis points from the twelve months ended December 31, 2021. The decrease is the result of increased deposit rates along with an increase in borrowings.
•Noninterest income totaled $7.7 million for the fourth quarter ended December 31, 2022, a decrease of $3.1 million, or 28.9%, compared to the same period in 2021. The decrease was primarily attributable to decreases in mortgage fee income and SBSL loan sales. Noninterest income totaled $35.1 million for the twelve months ended December 31, 2022, a decrease of $1.2 million, or 3.4%, compared to the same period in 2021. The decrease was primarily attributable to decreases in mortgage fee income and SBSL loan sales, offset by growth in interchange fee income, service charges on deposits and insurance commissions.
•Noninterest expense totaled $21.8 million for the fourth quarter ended December 31, 2022, compared to $24.5 million for the same period in 2021. The decrease was attributable to acquisition costs in the prior period as well as a decrease in salaries. Noninterest expense totaled $89.5 million for the twelve months ended December 31, 2022, compared to $78.6 million for the same period in 2021. The increase for the twelve month period was primarily related to increases in salaries and information technology related to the acquisition of SouthCrest Financial Group, Inc. (“SouthCrest”) in August of 2021.

Asset Quality

•Nonperforming assets totaled $6.4 million and $5.5 million at December 31, 2022 and September 30, 2022, respectively, an increase of $813,000.
•Other real estate owned and repossessed assets totaled approximately $651,000 at December 31, 2022, and $246,000 at September 30, 2022, an increase of $405,000.
•Net loans charged-off were $154,000, or 0.04% of average loans for the fourth quarter of 2022, compared to net charge-offs of $198,000 or 0.05% for the third quarter of 2022.
•The loan loss reserve was $16.1 million, or 0.93% of total loans, at December 31, 2022, compared to $15.2 million, or 0.96% of total loans at September 30, 2022, and $12.9 million, or 0.96% of total loans, at December 31, 2021.

As noted above and in the table on page 8, overall asset quality remains strong.

Stock Buyback Authorization

On October 20, 2022, the Board of Directors of the Company authorized a stock buyback program, under which the
Company may repurchase up to $12 million of its outstanding common stock. Repurchases under this program may be made from time to time through open market purchases, privately negotiated transactions or such other manners as will comply with applicable laws and regulations. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The buyback program does not obligate the Company to purchase any particular number of shares and there is no guarantee as to the exact number of shares that will be repurchased by the Company. The buyback program is intended to expire at the end of 2023 but may be suspended, modified or terminated by the Company at any time and for any reason, without prior notice. As of December 31, 2022, 40,000 shares had been repurchased at a price of $13.50, leaving $11.5 million available for future repurchase.

Earnings call information

The Company will host an earnings conference call at 9:00 a.m. EST on Friday, January 27, 2023, to discuss the recent results and answer appropriate questions. The conference call can be accessed by dialing 1-844-200-6205 (or 1-929-526-1599 for international participants). The conference call access code is 430149. A replay of the call will be available until Friday, February 3, 2023. To listen to the replay, dial 1-866-813-9403 and enter the access code 892811.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 35 locations throughout Georgia. At Colony Bank, we offer a wide range of banking services including personal banking, business banking, mortgage solutions, government guaranteed lending solutions, and more. We have expanded our services to also include consumer insurance products, such as automotive, homeowners, and other insurance needs for our community. Colony’s common stock is traded on the

NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on social media.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to: (i) projections and/or expectations of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding growth strategy, capital management, liquidity and funding, and future profitability; (v) statements regarding the effects of the COVID-19 pandemic and related variants on the Company’s business and financial results and conditions; and (vi) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the impact of current and economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; the risks of changes in interest rates and their effects on the level, cost, and composition of, and competition for, deposits, loan demand and timing of payments, the values of loan collateral, securities, and interest sensitive assets and liabilities; the ability to attract new or retain existing deposits, to retain or grow loans or additional interest and fee income, or to control noninterest expense; the effect of pricing pressures on the Company’s net interest margin; the failure of assumptions underlying the establishment of reserves for possible credit losses, fair value for loans and other real estate owned; changes in real estate values; the Company’s ability to implement its various strategic and growth initiatives; increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; changes in the prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations; the continued impact of the COVID-19 pandemic and related variants on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic and related variants; potential impact of the phase-out of the London Interbank Offered Rate (“LIBOR”) or other changes involving LIBOR; a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, or uncertainties surrounding the debt ceiling and the federal budget; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in the stock market prices on our investment securities; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine; risks related to the Company’s recently completed acquisitions, including that the anticipated benefits from the recently completed acquisitions are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events; the risks associated with the Company’s pursuit of future acquisitions; and general competitive, economic, political and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange

Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The measures entitled operating net income, adjusted earnings per diluted share, tangible book value per common share, tangible equity to tangible assets, operating efficiency ratio and pre-provision net revenue are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are net income, diluted earnings per share, book value per common share, total equity to total assets, efficiency ratio, and net interest income before provision for credit losses, respectively. Operating net income and operating efficiency ratio both exclude acquisition-related expenses. Acquisition-related expenses include fees associated with current period acquisitions and ongoing amortization of intangibles related to prior acquisitions. Adjusted earnings per diluted share includes the adjustments to operating net income. Tangible book value per common share and tangible equity to tangible assets exclude goodwill and other intangibles. Pre-provision net revenue is calculated by adding noninterest income to net interest income before provision for credit losses, and subtracting noninterest expense.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of operating net income, adjusted earnings per diluted share, tangible book value per common share, tangible equity to tangible assets, operating efficiency ratio, and pre-provision net revenue and the reconciliation of these measures to net income, diluted earnings per share, book value per common share, total equity to total assets, efficiency ratio, and net interest income before provision for credit losses are set forth in the table below.

Colony Bankcorp, Inc.
Reconciliation of Non-GAAP Measures

	2022				2021
(dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Operating net income reconciliation
Net income (GAAP)	$5,551	$5,252	$3,415	$5,324	$4,160
FHLB mark from called borrowings	—	—	751	—	—
Severance costs	—	—	1,346	—	—
Acquisition-related expenses	—	2	1	139	1,261
Writedown of bank premises	—	—	—	—	90
Income tax benefit	—	—	(272)	(26)	(284)
Operating net income	$5,551	$5,254	$5,241	$5,437	$5,227
Weighted average diluted shares	17,630,971	17,645,119	17,586,276	15,877,695	13,673,998
Adjusted earnings per diluted share	$0.31	$0.30	$0.30	$0.37	$0.40

Tangible book value per common share reconciliation
Book value per common share (GAAP)	$13.08	$12.81	$13.34	$14.23	$15.92
Effect of goodwill and other intangibles	(3.10)	(3.12)	(3.44)	(3.40)	(4.51)
Tangible book value per common share	$9.98	$9.69	$9.90	$10.83	$11.41

Tangible equity to tangible assets reconciliation
Equity to assets (GAAP)	7.84%	8.06%	8.60%	9.32%	8.09%
Effect of goodwill and other intangibles	(1.74)%	(1.84)%	(2.08)%	(2.07)%	(2.15)%
Tangible equity to tangible assets	6.10%	6.22%	6.52%	7.25%	5.93%

Operating efficiency ratio calculation
Efficiency ratio (GAAP)	75.03%	73.57%	83.75%	76.94%	82.15%
Severance costs	—	—	(4.61)	—	—
Acquisition-related expenses	—	(0.01)	—	(2.20)	(5.33)
Writedown of bank premises	—	—	—	—	(0.30)
Operating efficiency ratio	75.03%	73.56%	79.14%	74.74%	76.52%

Pre-provision net revenue
Net interest income before provision for credit losses	$21,400	$20,865	$19,167	$19,188	$19,022
Noninterest income	7,688	8,179	10,058	9,152	10,815
	$29,088	$29,044	$29,225	$28,340	$29,837

Noninterest expense	21,826	21,367	24,476	21,805	24,512
Pre-provision net revenue	$7,262	$7,677	$4,749	$6,535	$5,325

Colony Bankcorp, Inc.
Selected Financial Information

	2022				2021
(dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
EARNINGS SUMMARY
Net interest income	$21,400	$20,865	$19,167	$19,188	$19,022
Provision for loan losses	900	1,320	1,100	50	50
Noninterest income	7,688	8,179	10,058	9,152	10,815
Noninterest expense	21,826	21,367	24,476	21,805	24,512
Income taxes	811	1,105	234	1,161	1,116
Net income	5,551	5,252	3,415	5,324	4,159
PERFORMANCE MEASURES
Per common share:
Common shares outstanding	17,598,123	17,641,123	17,581,212	17,586,333	13,673,898
Weighted average basic shares	17,630,971	17,645,119	17,586,276	15,877,695	13,673,998
Weighted average diluted shares	17,630,971	17,645,119	17,586,276	15,877,695	13,673,998
Earnings per basic share	$0.31	$0.30	$0.19	$0.34	$0.30
Earnings per diluted share	0.31	0.30	0.19	0.34	0.30
Adjusted earnings per diluted share(b)	0.31	0.30	0.30	0.37	0.40
Cash dividends declared per share	0.1075	0.1075	0.1075	0.1075	0.1025
Common book value per share	13.08	12.81	13.34	14.23	15.92
Tangible book value per common share(b)	9.98	9.69	9.90	10.83	11.41
Pre-provision net revenue(b)	$7,262	$7,677	$4,749	$6,535	$5,325

Performance ratios:
Net interest margin (a)	3.23%	3.25%	3.15%	3.13%	3.16%
Return on average assets	0.77	0.75	0.51	0.81	0.64
Return on average total equity	9.76	8.85	5.68	8.88	7.65
Efficiency ratio	75.03	73.56	83.75	76.94	82.15
Operating efficiency ratio (b)	75.03	73.56	79.14	74.74	76.52

Colony Bankcorp, Inc.
Selected Financial Information

	2022				2021
(dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ASSET QUALITY
Nonperforming loans (NPLs)	$5,710	$5,302	$4,948	$6,171	$5,449
Other real estate owned	651	246	246	246	281
Repossessed assets	—	—	47	48	49
Total nonperforming assets (NPAs)	6,361	5,548	5,241	6,465	5,779
Classified loans	14,414	17,755	19,247	18,306	19,016
Criticized loans	39,760	43,377	49,204	52,859	58,938
Net loan (recoveries)/charge-offs	154	198	58	41	(17)
Allowance for loan losses to total loans	0.93%	0.96%	0.96%	0.95%	0.96%
Allowance for loan losses to total NPLs	282.45	286.34	282.19	209.35	236.92
Allowance for loan losses to total NPAs	253.55	273.65	266.42	199.83	223.40
Net (recoveries)/charge-offs to average loans	0.04	0.05	0.02	0.01	(0.01)
NPLs to total loans	0.33	0.33	0.34	0.46	0.41
NPAs to total assets	0.22	0.20	0.19	0.24	0.21
NPAs to total loans and foreclosed assets	0.37	0.35	0.36	0.48	0.43

AVERAGE BALANCES
Total assets	2,863,046	2,777,390	2,676,612	2,679,242	2,589,908
Loans, net	1,637,034	1,509,202	1,384,795	1,333,784	1,306,796
Loans, held for sale	22,644	30,238	29,843	28,650	38,543
Deposits	2,460,664	2,366,710	2,325,756	2,341,357	2,274,910
Total stockholders’ equity	225,639	235,557	241,281	243,120	215,783
(a) Computed using fully taxable-equivalent net income.
(b) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP.

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis

	Three Months Ended December 31,
	2022			2021
(dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [1]	$1,675,324	$20,320	4.81%	$1,345,339	$16,489	4.86%
Investment securities, taxable	787,471	5,159	2.60%	782,906	3,332	1.69%
Investment securities, tax-exempt [2]	114,785	567	1.96%	101,941	485	1.89%
Deposits in banks and short term investments	63,320	450	2.82%	180,784	59	0.13%
Total interest-earning assets	2,640,900	26,496	3.98%	2,410,970	20,365	3.35%
Noninterest-earning assets	222,147			178,938
Total assets	$2,863,046			$2,589,908
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$1,458,051	$1,706	0.46%	$1,357,634	$299	0.09%
Other time	438,599	1,496	1.35%	354,663	381	0.43%
Total interest-bearing deposits	1,896,650	3,202	0.67%	1,712,297	680	0.16%
Federal funds purchased	2,878	32	4.34%	—	—	—%
Federal Home Loan Bank advances	90,978	818	3.57%	51,621	252	1.94%
Other borrowings	68,295	930	5.40%	37,038	247	2.64%
Total other interest-bearing liabilities	162,151	1,780	4.35%	88,659	499	2.23%
Total interest-bearing liabilities	2,058,801	4,982	0.96%	1,800,956	1,179	0.26%
Noninterest-bearing liabilities:
Demand deposits	564,014			$562,613
Other liabilities	14,592			10,556
Stockholders' equity	225,639			215,783
Total noninterest-bearing liabilities and stockholders' equity	804,245			788,952
Total liabilities and stockholders' equity	$2,863,046			$2,589,908
Interest rate spread			3.02%			3.09%
Net interest income		$21,515			$19,186
Net interest margin			3.23%			3.16%

1The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $35,000 and $61,000 for the quarters ended December 31, 2022 and 2021, respectively, are included in income and fees on loans. Accretion income of $40,000 and $95,000 for the quarter ended December 31, 2022 and 2021 are also included in income and fees on loans.
2Taxable-equivalent adjustments totaling $79,000 and $102,000 for the quarters ended December 31, 2022 and 2021, respectively, are included in tax-exempt interest on investment securities.

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis

	Twelve months ended December 31,
	2022			2021
(dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [3]	$1,505,792	$70,856	4.71%	$1,186,919	$60,380	5.09%
Investment securities, taxable	820,356	17,954	2.19%	547,793	9,343	1.71%
Investment securities, tax-exempt [4]	116,154	2,247	1.93%	61,476	1,161	1.89%
Deposits in banks and short term investments	91,825	887	0.97%	169,188	214	0.13%
Total interest-earning assets	2,534,127	91,944	3.63%	1,965,376	71,098	3.62%
Noninterest-earning assets	215,722			135,916
Total assets	$2,749,849			$2,101,292
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$1,439,234	$3,047	0.21%	$1,073,824	$929	0.09%
Other time	370,375	2,829	0.76%	297,704	1,672	0.56%
Total interest-bearing deposits	1,809,609	5,876	0.32%	1,371,528	2,601	0.19%
Federal funds purchased	2,835	54	1.89%	—	—	—%
Federal Home Loan Bank advances[5]	71,690	2,564	3.58%	34,849	691	1.98%
Paycheck Protection Program Liquidity Facility	—	—	—%	25,546	93	0.36%
Other borrowings	52,872	2,371	4.48%	32,686	1,012	3.10%
Total other interest-bearing liabilities	127,397	4,989	3.92%	93,081	1,796	1.93%
Total interest-bearing liabilities	1,937,006	10,865	0.56%	1,464,609	4,397	0.30%
Noninterest-bearing liabilities:
Demand deposits	$564,322			$449,445
Other liabilities	12,174			11,195
Stockholders' equity	236,349			176,043
Total noninterest-bearing liabilities and stockholders' equity	812,845			636,683
Total liabilities and stockholders' equity	$2,749,851			$2,101,292
Interest rate spread			3.07%			3.32%
Net interest income		$81,079			$66,701
Net interest margin			3.20%			3.39%

3 The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $139,000 and $268,000 for the twelve months ended December 31, 2022 and 2021, respectively, are included in income and fees on loans. Accretion income of $590,000 and $470,000 for the twelve months ended December 31, 2022 and 2021 are also included in income and fees on loans.
4 Taxable-equivalent adjustments totaling $315,000 and $244,000 for the twelve months ended December 31, 2022 and 2021, respectively, are included in tax-exempt interest on investment securities.
5Federal Home Loan Bank advances interest expense includes $751,000 for the twelve months ended December 31, 2022 and is the recognized mark on two advances that were acquired in the SouthCrest acquisition that were called early.

Colony Bankcorp, Inc.
Segment Reporting
	2022				2021
(dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Banking Division
Net interest income	$21,037	$20,508	$18,819	$18,824	$18,316
Provision for loan losses	900	1,320	1,100	50	50
Noninterest income	4,312	4,288	5,187	4,300	4,480
Noninterest expenses	18,038	17,537	19,504	17,701	19,280
Income taxes	837	1,047	227	900	475
Segment income	$5,574	$4,892	$3,175	$4,473	$2,991

Total segment assets	$2,857,893	$2,738,082	$2,664,966	$2,627,450	$2,620,501

Full time employees	427	396	396	404	400

Mortgage Banking Division
Net interest income	$(43)	$17	$57	$71	$114
Provision for loan losses	—	—	—	—	—
Noninterest income	1,637	2,345	2,736	2,912	3,102
Noninterest expenses	1,936	2,289	2,799	2,711	2,869
Income taxes	(6)	10	(7)	101	334
Segment income	$(336)	$63	$1	$171	$13

Total segment assets	$18,221	$16,905	$20,183	$19,417	$25,149

Full time employees	65	61	59	62	55

Small Business Specialty Lending Division
Net interest income	$406	$340	$291	$293	$592
Provision for loan losses	—	—	—	—	—
Noninterest income	1,739	1,546	2,135	1,940	3,233
Noninterest expenses	1,852	1,541	2,173	1,393	2,363
Income taxes	(20)	48	14	160	307
Segment income	$313	$297	$239	$680	$1,155

Total segment assets	$60,456	$50,925	$43,553	$39,921	$46,065

Full time employees	30	29	28	28	26

Total Consolidated
Net interest income	$21,400	$20,865	$19,167	$19,188	$19,022
Provision for loan losses	900	1,320	1,100	50	50
Noninterest income	7,688	8,179	10,058	9,152	10,815
Noninterest expenses	21,826	21,367	24,476	21,805	24,512
Income taxes	811	1,105	234	1,161	1,116
Segment income	$5,551	$5,252	$3,415	$5,324	$4,159

Total segment assets	$2,936,570	$2,805,912	$2,728,702	$2,686,788	$2,691,715

Full time employees	522	486	483	494	481

Colony Bankcorp, Inc.
Consolidated Balance Sheets
	December 31, 2022	December 31, 2021
(dollars in thousands)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$20,584	$18,975
Interest-bearing deposits in banks and federal funds sold	60,094	178,257
Cash and cash equivalents	80,678	197,232
Investment securities available for sale, at fair value	432,553	938,164
Investment securities held to maturity, at amortized cost	465,858	—
Other investments, at cost	13,793	14,012
Loans held for sale	17,743	38,150
Loans, net of unearned income	1,737,106	1,337,977
Allowance for loan losses	(16,128)	(12,910)
Loans, net	1,720,978	1,325,067
Premises and equipment	41,606	43,033
Other real estate	651	281
Goodwill	48,923	52,906
Other intangible assets	5,664	7,389
Bank owned life insurance	55,504	55,159
Deferred income taxes, net	28,199	3,644
Other assets	24,420	16,678
Total assets	$2,936,570	$2,691,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$569,170	$552,576
Interest-bearing	1,921,827	1,822,032
Total deposits	2,490,997	2,374,608
Federal Home Loan Bank advances	125,000	51,656
Other borrowed money	78,352	36,792
Accrued expenses and other liabilities	11,953	10,952
Total liabilities	$2,706,302	$2,474,008

Stockholders’ equity
Common stock, $1 par value; 50,000,000 and 20,000,000 shares authorized, 17,598,123 and 13,673,898 issued and outstanding, respectively	$17,598	$13,674
Paid in capital	167,537	111,021
Retained earnings	111,573	99,189
Accumulated other comprehensive loss, net of tax	(66,440)	(6,177)
Total stockholders’ equity	230,268	217,707
Total liabilities and stockholders’ equity	$2,936,570	$2,691,715

Colony Bankcorp, Inc.
Consolidated Statements of Income (unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
(dollars in thousands, except per share data)
Interest income:
Loans, including fees	$20,285	16,428	$70,717	60,112
Investment securities	5,647	3,715	19,887	10,260
Deposits in banks and short term investments	450	58	886	214
Total interest income	26,382	20,201	91,490	70,586

Interest expense:
Deposits	3,202	679	5,876	2,601
Federal funds purchased	32	—	54	—
Federal Home Loan Bank advances	818	253	2,564	691
Paycheck Protection Program Liquidity Facility	—	—	—	93
Other borrowings	930	247	2,371	1,012
Total interest expense	4,982	1,179	10,865	4,397
Net interest income	21,400	19,022	80,625	66,189
Provision for loan losses	900	50	3,370	700
Net interest income after provision for loan losses	20,500	18,972	77,255	65,489

Noninterest income:
Service charges on deposits	2,052	1,935	7,875	6,213
Mortgage fee income	1,194	3,106	8,550	13,213
Gain on sale of SBA loans	1,411	2,999	6,216	7,547
(Loss)/Gain on sale of securities	(10)	(224)	(82)	(87)
Interchange fees	2,043	1,988	8,381	6,929
BOLI income	336	331	1,313	1,041
Other	662	680	2,819	1,434
Total noninterest income	7,688	10,815	35,072	36,290

Noninterest expense:
Salaries and employee benefits	12,311	13,689	52,809	45,596
Occupancy and equipment	1,663	1,979	6,534	6,149
Acquisition related	1	1,592	142	4,617
Information technology expenses	2,552	2,180	9,947	7,673
Professional fees	659	976	3,432	2,951
Advertising and public relations	1,259	840	3,664	2,657
Communications	277	536	1,602	1,373
Writedown of bank premises	—	90	—	90
Other	3,104	2,630	11,345	7,519
Total noninterest expense	21,826	24,512	89,475	78,625
Income before income taxes	6,362	5,275	22,852	23,154
Income taxes	811	1,116	3,310	4,495
Net income	$5,551	$4,159	$19,542	$18,659
Earnings per common share:
Basic	$0.31	$0.30	$1.14	$1.66
Diluted	0.31	0.30	1.14	1.66
Dividends declared per share	0.1075	0.1025	0.43	0.41
Weighted average common shares outstanding:
Basic	17,630,971	13,673,898	17,191,079	11,254,130
Diluted	17,630,971	13,673,898	17,191,079	11,254,130

Colony Bankcorp, Inc.
Quarterly Comparison
	2022				2021
(dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Assets	$2,936,570	$2,805,912	$2,728,702	$2,686,788	$2,691,715
Loans, net	1,720,978	1,571,431	1,438,842	1,341,113	1,325,067
Deposits	2,490,997	2,409,662	2,331,511	2,350,786	2,374,608
Total equity	230,268	226,067	234,595	250,277	217,707
Net income	5,551	5,252	3,415	5,324	4,160
Earnings per basic share	$0.31	$0.30	$0.19	$0.34	$0.30

Key Performance Ratios:
Return on average assets	0.77%	0.75%	0.51%	0.81%	0.64%
Return on average total equity	9.76%	8.85%	5.68%	8.88%	7.65%
Total equity to total assets	7.84%	8.06%	8.60%	9.32%	8.09%
Tangible equity to tangible assets (a)	6.10%	6.22%	6.52%	7.25%	5.93%
Net interest margin	3.23%	3.25%	3.15%	3.13%	3.16%
(a) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP.

Colony Bankcorp, Inc.
Quarterly Loan Comparison
	2022				2021
(dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Core	$1,540,466	$1,372,159	$1,217,498	$1,093,126	$990,063
Paycheck Protection Program (“PPP”)	95	98	128	387	8,486
Purchased	196,545	214,356	235,179	260,519	339,428
Total	$1,737,106	$1,586,613	$1,452,805	$1,354,032	$1,337,977

Colony Bankcorp, Inc.
Quarterly Loans by Location Comparison
	2022				2021
(dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Atlanta	$355,010	$342,944	$287,460	$246,629	$281,040
Augusta	58,042	47,532	36,545	38,462	36,268
Alabama	21,438	7,291	2,255	—	—
Middle Georgia	185,985	168,725	146,159	117,336	117,788
Northwest Georgia	63,994	45,482	38,520	38,430	27,167
Coastal Georgia	280,516	266,626	259,248	237,621	235,799
South Central Georgia	360,435	354,746	348,273	345,421	336,849
Southwest Georgia	130,100	125,309	127,783	118,263	105,937
West Georgia	234,224	191,371	181,791	168,071	161,678
Small Business Specialty Lending	45,849	35,169	23,411	39,934	23,101
Paycheck Protection Program	95	98	128	387	8,486
Purchase Accounting	(452)	(492)	(614)	(697)	(948)
Other	1,870	1,812	1,846	4,175	4,812
Total	$1,737,106	$1,586,613	$1,452,805	$1,354,032	$1,337,977